EXHIBIT 99.1

MTS Systems Corporation
Executive Variable Compensation (EVC) Plan
2007 Performance Goals

The Board of Directors of MTS Systems Corporation has established the Performance Goals for the fiscal year 2007 Performance Period. They are as follows:

Earnings Per Share;
Earnings Before Interest and Taxes;
Working Capital Rate to Revenue; and
Revenue